Exhibit 4.1

                  SHAREHOLDERS SERVICES CONTRACT

         THIS SHAREHOLDERS SERVICES CONTRACT made and entered into as of this 13th day of October, 1981, by and between ASHLAND COAL, INC., a Delaware corporation, with a mailing address of P.O. Box 6300, Huntington, West Virginia 25771 (hereinafter referred to as "Ashland Coal"), and ASHLAND OIL, INC., a Kentucky corporation, with a mailing address of P.O. Box 391, Ashland, Kentucky 41114 (hereinafter referred to as "Ashland Oil"), and SAARBERG COAL INTERNATIONAL GMBH, a company organized under the laws of the Federal Republic of Germany, with a mailing address of Trierer Strasse 1, D-6600 Saarbruecken, Federal Republic of Germany (hereinafter referred to as "Saarberg Coal") (Ashland Oil and Saarberg Coal are sometimes hereinafter collectively referred to as the "Shareholders").

                          WITNESSETH:

         WHEREAS, the Shareholders may, from time to time, request Ashland Coal to provide to them services not normally rendered to shareholders as shareholders; and,
         WHEREAS, Ashland Coal and the Shareholders desire to evidence the terms and conditions under which such services will be provided.
         NOW THEREFORE, for and in consideration of the foregoing and the mutual benefit to be derived therefrom and the mutual covenants and agreements herein contained, Ashland Coal, Ashland Oil and Saarberg Coal mutually agree as follows:
         1. From time to time the Shareholders, or either of them, may desire Ashland Coal to render services to each of them in connection with their respective coal businesses other than Ashland Coal and other than those services Ashland Coal is required to perform to the Shareholders as shareholders, it being intended that nothing contained herein shall in any way affect those services or obligations owed by Ashland Coal to the Shareholders as shareholders. There shall also be excluded from this Shareholders Services Contract services provided by Tri-State Testing, Inc. and Commonwealth Equipment, Inc. (subsidiaries of Ashland Coal) in the ordinary and regular course of their respective businesses to the Shareholders, or either of them. Whenever services are desired, a representative of the respective Shareholder desiring such services (the "Shareholder Representative") shall contact the President, any senior Vice President, or any Vice President of Ashland Coal (the "ACI Representative") describing the nature of the services desired and when such services are desired to be performed. The ACI Representative shall advise the Shareholder desiring such service whether or not it can perform such services and if they can be timely performed. If the respective Shareholder Representative and the ACI Representative agree on the nature of the services to be performed and when they shall be performed, Ashland Coal shall provide such services upon an "if, as, and when available" basis as determined solely by Ashland Coal, but otherwise as provided for in this Services Contract. It is understood that Ashland Coal is only agreeing to perform services for the Shareholders as herein provided and Ashland Coal will not be required or authorized to make any managerial decisions on behalf of the Shareholders and shall have no responsibility for the ultimate use made by the Shareholders of the services rendered by Ashland Coal. The respective Shareholder Representatives will be designated by each of the Shareholders hereto promptly after execution of this Shareholders Services Contract.
         2. Services provided by Ashland Coal to the Shareholders will, to the extent possible, be provided through the same or similarly qualified personnel using the same or similar equipment and facilities which it uses for its own services of a similar nature. Ashland Coal will give due consideration to the recommendations of each Shareholder regarding the selection of personnel, equipment and facilities; provided, however, the selection of personnel, equipment and facilities shall always be within the sole discretion of Ashland Coal. The services shall at all times be performed expeditiously to the best of Ashland Coal's ability.
         3. For the services provided by Ashland Coal to the Shareholders hereunder, each Shareholder agrees to pay Ashland Coal for services rendered to it an amount of money calculated by multiplying the number of hours spent by each exempt employee performing such services by the Hourly Rate ("Hourly Rate") for such employee for the category set forth on Exhibit A attached hereto and made a part hereof to which such employee belongs. The Hourly Rate has been determined by (i) taking the average of the salaries of those exempt employees for each category (the "Category Salary") who it is believed will be providing such services and dividing the Category Salary by 1,852 (which approximates each exempt employee's available man hours per year), and adding to the result determined pursuant to (i) above, (a) 35% of such result to cover fringe benefits and payroll taxes, and (b) 42% of such result to cover administrative and overhead expenses. In addition, each Shareholder shall reimburse Ashland Coal for actual direct expenses (except any such expenses included in the Hourly Rate) incurred by Ashland Coal in connection with providing services to such Shareholder. Time spent traveling in connection with providing such services shall be included as part of the time spent performing such services. As used in this Services Contract, "exempt employee" means an employee of Ashland Coal within the meaning of 29 CFR Section 541 et seq. The "Executive Officers" category set forth on Exhibit A shall include the President and any Senior Vice President of Ashland Coal, and the Presidents of Addington Brothers Mining, Inc. and Hobet Mining & Construction Co., Inc., subsidiaries of Ashland Coal, Inc. If an employee who provides services is a member of more than one category set forth on Exhibit A, the highest rate shall apply.
         4. On January 1 and July 1 ("Revisions Dates") of each year Ashland Coal will recalculate the Category Salary for each category set forth on Exhibit A using the salaries then in effect for the exempt employees in each category and the new Category Salary so calculated shall be used to redetermine the Hourly Rate which redetermined Hourly Rate shall be effective until the next Revision Date. Promptly after each recalculation, Ashland Coal shall provide each Shareholder with the redetermined Hourly Rate for each category set forth on Exhibit A.
         5. The effective date of this Services Contract shall be June 9, 1981.
         6. Ashland Coal's employees engaged in providing services under this Services Contract shall maintain a record of the time spent on such services, accurate to the hour, describing in reasonable detail the services performed. The ACI Representative or the Controller of Ashland Coal shall collect such records and Ashland Coal's Accounting Department shall submit them to the respective Shareholders on or before the tenth (10) day of each calendar month for services performed during the preceding calendar month together with a statement for such services determined by using the Hourly Rate and evidence of any direct expenses incurred in connection with providing such services. The first statement will cover a charge for services rendered from the effective date of this Services Contract through the end of the calendar month in which it is executed. The Shareholders agree to pay for such services in full within twenty (20) days after receipt of each statement. The parties agree to use every reasonable effort to have all requests made by the respective Shareholder Representatives to the ACI Representative; however, if any request for services is made by someone other than the Shareholder Representatives, or to someone other than the ACI Representative, and Ashland Coal performs such services, Ashland Coal shall be paid for such services as herein provided.
         7. In connection with any use by the Shareholders of Ashland Coal's aircraft, the Shareholders shall pay Ashland Coal at Ashland Coal's prevailing rate in effect from time to time. Ashland Coal, if requested by either of the Shareholders, shall advise the Shareholder so requesting of the rate prior to use by such Shareholder of the aircraft.
         8. Ashland Coal agrees to keep confidential any proprietary information furnished to Ashland Coal by each of the Shareholders in connection with providing the services requested by each such Shareholder except to the extent that such information (i) has already been disclosed by such Shareholder or others, (ii) is already public information, or (iii) is required to be disclosed by a court of competent jurisdiction or governmental reporting requirements. Any information furnished by the Shareholders to Ashland Coal shall remain the property of each such Shareholder, and any reports, maps or information generated by Ashland Coal for such Shareholder shall become the property of such Shareholder.
         9. Anything herein contained to the contrary notwithstanding, it is understood that Ashland Coal has agreed to perform services to the Shareholders as a convenience, and in this regard, it is understood that the performance of all services shall be at the sole risk of the Shareholder requesting such services and Ashland Coal shall not be liable to such Shareholder for any cost, damage, expense or loss incurred by such Shareholder, including, without limitation, any special, indirect or consequential damages arising from, or alleged to have arisen from, the failure based on imputed knowledge of Ashland Coal supervisory personnel to perform or the misperformance of Ashland Coal, unless such failure based on imputed knowledge or misperformance results directly from the gross negligence of Ashland Coal.
         10. In the event that any party hereto is rendered unable, wholly or in part, by force majeure to carry out or fulfill its obligations under this Shareholders Services Contract, it is agreed that the party claiming force majeure shall give notice and reasonably full particulars of the force majeure cause or causes by telephone or telegraph (and promptly confirmed by letter) to the other party as soon as possible after the occurrence of the force majeure cause or causes and thereupon the obligations of both parties insofar as and to the extent they are affected by such force majeure, shall be suspended during the continuation of the force majeure, but for no longer; provided, however, that such force majeure cause or causes shall, insofar as possible, be remedied with all reasonable dispatch, but nothing contained herein shall be construed as requiring a party to settle any labor dispute by acceding to any opposing demands when such course is inadvisable in the discretion of the party having the difficulty. The term "force majeure" as used herein shall mean acts of God, strikes, concerted acts of workmen, acts or omissions of subcontractors or independent contractors, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests or restraints, requisitions and priorities of the government, either federal, state, civil or military, civil disturbances, explosions, future rules, regulations, orders, laws, or proclamations of governmental authorities acting under claim or color of authority, disruption or breakdown in transportation facilities, and any other cause or causes, whether or not of the type or kind specifically enumerated, which are not reasonably within the control of the party claiming force majeure. Furthermore, the parties agree to render assistance to each other, to the fullest extent possible, to eliminate the condition of force majeure.
         11. The parties hereto shall not assign this Shareholders Services Contract in whole or in part, or assign in whole or in part any of their respective rights hereunder, or delegate all or any part of their respective obligations or duties hereunder without the prior written consent of the other party; provided, however, that such consent shall not be required for assignment or delegation in connection with a sale of all or substantially all of the assets of the assigning or delegating party.
         12. All notices required pursuant to this Shareholders Services Contract shall be in writing and, if to Ashland Oil, shall be sufficient in all respects if delivered in person or sent by first class airmail (or in the case of notices sent by Ashland Coal, first class mail), or by telex or telecopy confirmed by such mail to:
                   Ashland Oil, Inc.
                   P.O. Box 391
                   Ashland, Kentucky 41101
                   Telex No. 218476
                   Answer Back: AOINC
                   Attention: General Counsel
if to Saarberg Coal, shall be sufficient in all respects if delivered in person or sent by first class airmail, or by telex or telecopy confirmed by such mail to:
                   Saarberg Coal International GmbH
                   Trierer Strasse 1
                   D-6600 Saarbruecken
                   Federal Republic of Germany
                   Telex No. 4421240
                   Answer Back: SBWD
                   Attention: Geschaeftsfuehrung


and, if to Ashland Coal, shall be sufficient in all respects if delivered in person or sent by first class airmail (or in the case of notices sent by Ashland Oil, first class mail), or by telex or telecopy confirmed by such mail to:
                   Ashland Coal, Inc.
                   P.O. Box 6300
                   Huntington, West Virginia 25771
                   Telex No. 7109311907
                   Answer Back: ASH COAL
                   Attention: President

         13. Ashland Coal and the Shareholders are Equal Opportunity Employers. It is, therefore, understood that this Shareholders Services Contract is subject to the rules and regulations adopted by the Secretary of Labor under Executive Order No. 11246, as amended.
         14. No action or failure to act by the Shareholders or Ashland Coal shall constitute a waiver of any right or duty afforded either of them under this Shareholders Services Contract, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach thereunder, except as may be specifically agreed in writing.
         15. Nothing contained in this Shareholders Services Contract shall create for, or give to, any third party any claim or right of action against the parties hereto which would not arise but for the existence of this Shareholders Services Contract.
         16. This Shareholders Services Contract shall be construed, and the rights of the parties shall be determined in accordance with the laws of the State of West Virginia.
         17. This Shareholders Services Contract and the attached Exhibit constitute the complete and final expression of the agreement between the Shareholders and Ashland Coal with respect to any services provided by Ashland Coal to them as set forth herein. This Shareholders Services Contract supersedes all prior negotiations, proposals, and agreements, either oral or written, between the parties and shall govern and control all transactions, rights, duties and remedies between the parties related to this Shareholders Services Contract. The conduct of the parties hereto arising subsequent to the execution and delivery of this Shareholders Services Contract shall not modify or vary the interpretation of the Shareholders Services Contract or any of the provisions, unless and to the extent such conduct affirmatively and clearly indicates that all parties hereto place the same interpretation upon it. All communications between the parties which are about or affect the right, duty or remedy of either party to this Shareholders Services Contract, and any amendments, alterations or modifications thereof, shall be in writing or shall be confirmed promptly in writing and shall be signed by a duly authorized officer of each of the parties hereto. As to any conflict between the Exhibit attached hereto or documents incorporated by reference and the main text of this Shareholders Services Contract, the terms and conditions stated in the main text shall govern in all cases.
         18. Whenever in this Shareholders Services Contract "Ashland Coal", "Ashland Oil" or "Saarberg Coal" is used, such term shall include any entity of which Ashland Coal, Ashland Oil or Saarberg Coal respectively, own directly or indirectly through other affiliates or subsidiaries, more than 50% of the voting shares or equivalent interests; provided, however, "Ashland Oil" shall not be deemed to include Ashland Coal.
         19. Ashland Coal agrees with the Shareholders to enter into an agreement similar to this Shareholders Services Contract with any shareholders of Ashland Coal which own more than five percent (5%) of the voting shares of Ashland Coal.
         IN WITNESS WHEREOF, Ashland Coal, Ashland Oil, and Saarberg Coal have caused their respective duly authorized officers to sign this Shareholders Services Contract as of the day and year first above written.

ASHLAND COAL, INC.                ASHLAND OIL, INC.

By:   /s/ J.B.Keblish             By:  /s/Paul W. Chellgren
Its:  President                   Its: Sr. Vice President

                      SAARBERG COAL INTERNATIONAL GMBH

                      By: /s/ Wolfgang John   /s/Hubert Schaffer
                      ITS:         GESCHAEFTSFUEHRER









                                EXHIBIT A
                                   to
                     SHAREHOLDERS SERVICES CONTRACT


CATEGORY                                   HOURLY RATE

Executive Officers                         $132.75
Other Officers                               76.11
Department Heads                             53.10
Managers                                     44.25
All Others                                   35.40

                        CARBOEX INTERNATIONAL, LTD.
                                Bolan House
                              P.O. Box N-3010
                              Nassau, Bahamas

                                            August 8, 1988

Ashland Coal, Inc.
2205 Fifth Street Road
Huntington, WV 25701

Ashland Oil, Inc.
P.O. Box 391
Ashland, KY 41114

Saarberg Coal International GmbH
P.O. Box 1030
D6600 Saarbruecken
Federal Republic of Germany

                      Shareholders Services Contract
Dear Sirs:

    Reference is made to the Shareholders Services Contract, dated October 13, 1981, among Ashland Coal, Inc., Ashland Oil, Inc. and
Saarberg Coal International GmbH.

    We hereby confirm that Carboex International, Ltd. is a party to the above-referenced Shareholders Services Contract and has been a party thereto since February 27, 1982.

                                  Very truly yours,

                                  CARBOEX INTERNATIONAL, LTD.

                                  By: /s/Luis Felipe Castresana
                                  ITS: Secretary
Accepted and Agreed to:

Ashland Coal, Inc.

By:  /s/William C. Payne
Its:  President

Ashland Oil, Inc

By:  /s/Paul W. Chellgren
Its:  President

Saarberg Coal International GmbH

By:  /s/Hans Freymann    /s/Hubert Schaffer
Its:  GESCHAEFTSFUEHRER